Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Sheri Woodruff	Ed Arditte
609-720-4399	609-720-4621
swoodruff@tyco.com	John Roselli
609-720-4624

TYCO INTERNATIONAL ANNOUNCES SALE OF PLASTICS, ADHESIVES

AND COATED PRODUCTS BUSINESSES TO APOLLO MANAGEMENT FOR $975 MILLION

PEMBROKE, Bermuda — Dec. 20, 2005 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced that it has reached a definitive agreement to sell its Plastics, Adhesives and Ludlow Coated Products businesses to an affiliate of private investment firm Apollo Management, L.P.  for $975 million in cash.  The transaction is subject to regulatory approval and is expected to close during the first quarter of calendar year 2006.

Tyco’s A&E Products Group, a leading global producer of garment hangers, is not included in this agreement and is expected to be sold separately.

Tyco announced earlier this year its intent to sell its Plastics & Adhesives businesses, which no longer fit within the company’s portfolio.  In anticipation of the sale and beginning in the fourth quarter of fiscal 2005, the Plastics & Adhesives segment was classified as a discontinued operation and results of the segment were reported accordingly.  As previously reported in Tyco’s 2005 annual report on form 10-K, the company expects to incur an additional impairment charge related to this transaction in the current quarter.  The segment’s 2005 net revenue, excluding the A&E Products Group, was $1.7 billion.

The Plastics, Adhesives and Ludlow Coated Products businesses that are included in this transaction encompass approximately 7,100 employees at 43 manufacturing sites in five countries — primarily across North America, as well as at locations in Belgium, Korea and India.  The business is one of the top U.S. producers of trash bags, stretch film and plastic sheeting, as well as a leading global producer of duct tape.  Major markets served include the retail, industrial, automotive, agricultural, home construction, and food packaging sectors.  Key brands include Ruffies® and Rhino-X® trash bags;

Film-Gard® plastic sheeting; Nashua® tapes; Polyken® pipeline coatings; Scrollware® plastic dinnerware; Thermo-Ply® and Energy-Brace® wall sheathing; as well as R-Wrap® and Barricade® housewraps.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in five business segments: Fire & Security, Electronics, Healthcare, Engineered Products & Services, and Plastics & Adhesives.  With 2005 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

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